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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CELLEGY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	84-0429727 (I.R.S. Employer Identification No.)
349 Oyster Point Boulevard, Suite 200 South San Francisco, CA (Address of principal executive offices)	94080 (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

        Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.0001 par value
(Title of class)

AMENDMENT NO. 1 TO FORM 8-A

        On September 3, 2004, Cellegy Pharmaceuticals, Inc. (the "Company") announced the completion of its previously announced reincorporation from the State of California to the State of Delaware. On September 3, 2004, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K attaching its new Delaware Amended and Restated Certificate of Incorporation and Bylaws (the "Delaware Charter"). In accordance with the Company's Delaware Charter, the undersigned registrant hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A filed July 5, 1995 regarding the description of its Common Stock as follows:

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED.

Common Stock

        General.    Cellegy Pharmaceuticals, Inc. (the "Company") is authorized to issue 50,000,000 shares of Common Stock, par value $.0001 per share. As of July 31, 2004, there were 23,285,154 shares of Common Stock outstanding. All shares of Common Stock outstanding are fully paid and nonassessable.

        Voting.    Each share of Common Stock entitles the holder to one vote and a proportionate vote for each fractional share held, if any, on all matters submitted to a vote of stockholders. Any action required or permitted to be taken by the Company's stockholders at a duly called annual or special meeting of stockholders may be taken by consent in writing if signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize such action at an annual or special meeting. Special meetings of the stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President, or the holders of not less than 25% of all shares entitled to cast votes at the meeting. The Company's Amended and Restated Certificate of Incorporation and the Bylaws of the Company do not provide for cumulative voting in the election of directors.

        Preemption, Dividend and Liquidation Rights.    The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into any other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after the payment of liabilities, subject to the preferences of any outstanding Preferred Stock.

ITEM 2. EXHIBITS

3(i).1(1)	Amended and Restated Certificate of Incorporation of Registrant.
3(ii).1(1)	Bylaws of Registrant.
4.1	Specimen Certificate of Registrant's Common Stock.

(1)
Incorporated by reference to exhibits filed with the Company's Current Report on Form 8-K, dated September 3, 2004.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 7, 2004	CELLEGY PHARMACEUTICALS, INC.
	By:	/s/ A. RICHARD JUELIS A. Richard Juelis Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3(i).1(1)	Amended and Restated Certificate of Incorporation of Registrant.
3(ii).1(1)	Bylaws of Registrant.
4.1	Specimen Certificate of Registrant's Common Stock.

(1)
Incorporated by reference from the Company's Current Report on Form 8-K, dated September 3, 2004.

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AMENDMENT NO. 1 TO FORM 8-A
  ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED.
  ITEM 2. EXHIBITS
SIGNATURE
EXHIBIT INDEX